SECOND REAFFIRMATION OF GUARANTY

         THIS SECOND REAFFIRMATION OF GUARANTY ("Reaffirmation") dated as of April 27, 2001, by FIRST AVIATION SERVICES, INC., a Delaware corporation with an office at 15 Riverside Avenue, Westport, Connecticut 06880 ("Guarantor") and in favor of HUDSON UNITED BANK, a state banking corporation with an office located at 87 Post Road East, Westport, Connecticut 06880 (the "Bank").


         PREMISES.


         1. Pursuant to a Guaranty dated as of March 30, 2000 and a certain Modification and Reaffirmation of Guaranty dated as of August 30, 2000 (collectively , the "Guaranty"), the Guarantor has unconditionally guarantied the Obligations (as defined in the Guaranty) of Aerospace Products International, Inc., a Delaware corporation (the "Borrower") to Bank in accordance with the terms thereof and a certain Commercial Revolving Loan Agreement dated as of March 30, 2000, as amended by First Amendment to the Loan Agreement dated August 30, 2000 (collectively, the "Loan Agreement"). The Borrower has requested the Bank to consent to a second amendment of the Loan Agreement between the Borrower and the Bank, and as a condition of said consent, the Bank has required that Guarantor reaffirm its Guaranty pursuant hereto. The Guarantor understands and acknowledges that the Bank has relied on this Reaffirmation and on the continuing obligations of the Guarantor under the Guaranty in approving the modification and that, in the absence of this Reaffirmation, the Bank would have not done so.



     NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, Guarantor hereby agrees as follows:


         1. Guarantor acknowledges and reaffirms the Guaranty pursuant to, and in accordance with, the terms thereof.

         2. Without limiting the generality of the foregoing or of the Guaranty, Guarantor acknowledges and agrees that it is fully aware of the second amendment of the Loan Agreement (the "Amendment") and the terms thereof and that notwithstanding the Amendment or any Loan Document (as defined in the Loan Agreement), Guarantor remains liable for the full amount of the Obligations in accordance with the terms of the Guaranty, its Obligations under the Guaranty are and continue in full force and effect and that the Amendment does not and shall not, in any way, impair, discharge or limit the obligations of Guarantor hereunder or under such Guaranty.

         3. No amendment, modification, termination, or waiver of any provision of this Reaffirmation nor consent to any departure by the Guarantor therefrom, shall in any event be effective unless in writing and signed by the Bank


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and any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances.

         4. Guarantor reaffirms that the provisions of this Reaffirmation shall not be construed as superseding, limiting or expanding the Guaranty, which Guaranty continues in full force and effect. The terms hereof shall be in addition to and not in lieu of, the terms of the Guaranty.

     IN WITNESS WHEREOF, the Guarantor, intending to be legally bound hereby, has duly executed this Reaffirmation as of the date and year first above written.

                                                   FIRST AVIATION SERVICES, INC.


                                                   By: _____________________
                                                   Name:
                                                   Its

                                                   HUDSON UNITED BANK


                                                   By: _____________________
                                                   Name:  Allison M. Knapp
                                                   Its Vice President